NL Industries, Inc.                            Contact:  Gregory M. Swalwell
Three Lincoln Center                                     Vice President, Finance
5430 LBJ Freeway, Suite 1700                             (972) 233-1700
Dallas, TX  75240-2697
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News Release
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FOR IMMEDIATE RELEASE                                               EXHIBIT 99.1

       NL REPORTS SECOND QUARTER RESULTS AND ANNOUNCES CORPORATE OFFICE
                     CONSOLIDATION AND MANAGEMENT CHANGES

DALLAS, TEXAS - July 25, 2003 -- NL Industries, Inc. (NYSE:NL) today reported net income for the second quarter of 2003 of $.60 per diluted share compared with $.29 per diluted share in the second quarter of 2002. Net income for the first half of 2003 was $.80 per diluted share compared with net income in the first half of 2002 of $.42 per diluted share.

The Company's titanium dioxide pigments ("TiO2") operating income in the second quarter of 2003 was $35.5 million compared with $24.7 million in the second quarter of 2002. The 44% increase in operating income was primarily due to higher average selling prices and higher production volume, partially offset by higher operating costs, particularly energy costs. Compared with the first quarter of 2003, operating income in the second quarter of 2003 increased $1.2 million, or 3%.

Operating income in the first half of 2003 increased 49% to $69.8 million compared with $46.8 million in the first half of 2002 primarily due to 6% higher average selling prices in billing currencies (which excludes the effects of foreign currency translation), 2% higher sales volume and 8% higher production volume, partially offset by higher operating costs, particularly energy costs.

The Company's average selling price in billing currencies during the second quarter of 2003 was 7% higher than the second quarter of 2002 with the greatest improvement being realized in the European and export markets. Compared with the first quarter of 2003 the average selling price in billing currencies was flat. The average selling price in billing currencies in June 2003 was comparable to the average selling price in billing currencies for the second quarter.

The Company's second quarter 2003 average selling price expressed in U.S. dollars (computed using actual foreign currency exchange rates prevailing during the respective periods) was 19% higher than the second quarter of 2002 and was 2% higher than the first quarter of 2003. The average selling price expressed in U.S. dollars in June 2003 was 3% higher than the average selling price for the second quarter. The average selling price expressed in U.S. dollars increased 18% in the first half of 2003 compared with the first half of 2002.

The Company's second quarter 2003 sales volume of 121,000 metric tons decreased 1% from the record second quarter of 2002 and increased 2% from the first quarter of 2003. Sales volume in the first half of 2003 was a Company record 239,500 metric tons.

The Company's second quarter 2003 production volume of 119,500 metric tons represented an all-time quarterly Company record and was 6% higher than the second quarter of 2002 and 2% higher than the first quarter of 2003 with operating rates at near full capacity in all periods presented. Production volume in the first half of 2003 was 236,700 metric tons and represented an all-time first half record. Finished goods inventory levels at the end of the second quarter decreased 2% from March 2003 levels and represented under two months of sales.

Securities earnings in the second quarter of 2003 were slightly lower than the second quarter of 2002. Securities earnings for the first half of 2003 were higher than the first half of 2002 primarily due to a $2.3 million noncash securities transaction gain ($.03 per diluted share, net of income taxes)

related to the exchange of the Company's holdings of Tremont Corporation common stock for shares of Valhi, Inc. common stock as a result of a series of merger transactions completed in February 2003.

As previously reported, other corporate income for the first half of 2002 included a $1.9 million litigation settlement gain ($.03 per diluted share, net of income taxes) with former insurance carrier groups and $2.0 million in fee income related to a covenant not to compete agreement involving a formerly owned business unit which became fully amortized in January 2003.

As previously reported, the Company recognized a one-time foreign currency transaction gain of $6.3 million ($.13 per diluted share, net of income taxes) in the second quarter of 2002 related to the extinguishment of certain intercompany indebtedness.

Corporate expense for the second quarter and first half of 2003 increased $15.6 million and $20.9 million, respectively, from the comparable 2002 periods primarily due to higher environmental remediation expense accruals (principally related to one formerly owned site for which the remediation process is expected to occur over the next several years) and higher legal expenses. Compared to the first quarter of 2003, corporate expense in the second quarter of 2003 increased $7.8 million primarily due to higher environmental expenses.

The Company recognized a $24.6 million cash income tax benefit ($.51 per diluted share) in the second quarter of 2003 related to the previously reported favorable German court ruling concerning the Company's claim for refund suit. Based on amended German tax returns filed by the Company in the second quarter of 2003, the German tax authorities refunded to the Company (euro)21.5 million ($24.6 million at June 30, 2003 exchange rates) in early July. The Company currently expects to receive approximately $15 million of additional German income tax refunds over the next six to nine months, a portion of which may result in additional income tax benefit.

Interest expense in the second quarter and first half of 2003 increased $.3 million and $1.8 million, respectively, from the comparable 2002 periods primarily due to higher levels of outstanding debt and associated currency effects, partially offset by lower interest rates. As previously reported, interest expense in the second quarter of 2002 included $2.0 million ($.03 per diluted share, net of income tax benefit) related to the early extinguishment of the Company's 11.75% Senior Secured Notes.

The Company's net debt at June 30, 2003 was $267.7 million and was comprised of total debt of $361.2 million less cash, current and noncurrent restricted cash and current and noncurrent restricted marketable debt securities of $93.5 million.

In an effort to provide investors with additional information regarding the Company's results as determined by accounting principles generally accepted in the United States of America ("GAAP"), the Company has disclosed certain non-GAAP information which the Company believes may provide useful information to investors:

o The Company discloses percentage changes in its average TiO2 selling prices in billing currencies (which excludes the effects of foreign currency translation), so that such changes can be analyzed without the impact of changes in foreign currency exchange rates, thereby facilitating period-to-period comparisons. Generally, when the U.S. dollar either strengthens or weakens against other currencies, the percentage change in average selling prices in billing currencies will be higher or lower, respectively, than such percentage changes would be using actual exchange rates prevailing during the respective periods.

o The Company discloses net debt (defined above) to aid in analyzing the Company's liquidity position.

The Company also announced today plans to close its Houston, Texas administrative office and consolidate its corporate headquarters in Dallas. In 2002, the Company closed its administrative finance office in New York City. Harold C. Simmons, Chairman and CEO of NL, stated "the consolidation of the corporate headquarters at a single location is expected to result in an administrative office that is both cost effective and responsive to the current and future needs of the Company."

A realignment and augmentation of the Company's corporate management will occur during the corporate office consolidation process. In this regard, Gregory M. Swalwell has been appointed Vice President, Finance, Robert D. Graham has been appointed Vice President, General Counsel and Secretary and Kelly D. Luttmer has been appointed Tax Director. Robert D. Hardy will step down as Chief Financial Officer upon completion of the Company's second quarter financial reports. Mr. Hardy intends to remain in the Houston area, but will continue as a consultant to the Company during the transition period.

The operations of Kronos, Inc., which conducts the Company's TiO2 business, should not be affected by the consolidation and realignment of the NL corporate office management and administrative functions. Dr. Lawrence A. Wigdor has retired from his positions as President, CEO and Director of Kronos and Executive Vice President of NL, but will continue as a consultant to the Company with ongoing management involvement in the TiO2 operations conducted by Kronos. Mr. Simmons stated, "Dr. Wigdor has been a strong contributor to our success since joining the Company in 1990. We are very pleased that he will continue to help manage our TiO2 business."

NL Industries, Inc. is a major international producer of titanium dioxide pigments.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as "believes," "intends," "may," "will," "should," "could," "anticipates," "expects," or comparable terminology or by discussions of strategy or trends. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve risks and uncertainties, including, but not limited to, the cyclicality of the titanium dioxide industry, global economic and political conditions, changes in global productive capacity, changes in customer inventory levels, changes in product pricing, changes in product costing, changes in foreign currency exchange rates, competitive technology positions, operating interruptions (including, but not limited to, labor disputes, leaks, fires, explosions, unscheduled downtime, transportation interruptions, war and terrorist activities), the ultimate resolution of pending or possible future lead pigment litigation and legislative developments related to the lead pigment litigation, the outcome of other litigation and tax controversies, and other risks and uncertainties detailed in the Company's Securities and Exchange Commission filings. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

                               NL INDUSTRIES, INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
               (In millions, except per share and metric ton data)
                                   (Unaudited)



                                                     Three months ended     Six months ended
                                                          June 30,              June 30,
                                                    --------------------  --------------------
                                                       2003       2002       2003       2002
                                                    ---------  ---------  ---------  ---------

Revenues and other income (expense), net:
    Net sales ...................................   $   266.6  $   226.9  $   519.6  $   429.3
    Other income (expense), net, excluding
      corporate .................................        (2.5)      (1.1)      (3.4)       (.3)
                                                    ---------  ---------  ---------  ---------
                                                        264.1      225.8      516.2      429.0

Cost of sales ...................................       197.6      176.2      386.1      332.5
Selling, general and administrative, excluding
  corporate .....................................        31.0       24.9       60.3       49.7
                                                    ---------  ---------  ---------  ---------
        Operating income ........................        35.5       24.7       69.8       46.8

Corporate income (expense):
    Securities earnings .........................         1.0        1.3        4.3        2.6
    Other income and litigation settlement gains,
      net .......................................         1.8        1.4        2.2        4.4
    Currency transaction gains ..................      --            6.3     --            6.3
    Expenses ....................................       (23.1)      (7.5)     (38.6)     (17.7)
    Interest expense ............................        (8.4)      (8.1)     (16.4)     (14.6)
                                                    ---------  ---------  ---------  ---------
        Income before income taxes and minority
          interest ..............................         6.8       18.1       21.3       27.8

Income tax benefit (expense) ....................        22.1       (3.9)      17.2       (7.0)
                                                    ---------  ---------  ---------  ---------
        Income before minority interest .........        28.9       14.2       38.5       20.8

Minority interest ...............................          .1         .2         .2         .4
                                                    ---------  ---------  ---------  ---------

        Net income ..............................   $    28.8  $    14.0  $    38.3  $    20.4
                                                    =========  =========  =========  =========

Basic and diluted net income per share ..........   $     .60  $     .29  $     .80  $     .42
                                                    =========  =========  =========  =========
Weighted average shares used in the
  calculation of earnings per share:
    Basic shares ................................        47.7       48.8       47.7       48.8
    Dilutive impact of stock options ............          .1         .2     --             .1
                                                    ---------  ---------  ---------  ---------
    Diluted shares ..............................        47.8       49.0       47.7       48.9
                                                    =========  =========  =========  =========
Other Data:
 Metric tons in thousands:
    Sales volume ................................       121.0      122.6      239.5      235.0
    Production volume ...........................       119.5      113.0      236.7      218.9


 Depreciation ...................................   $    10.0  $     8.0  $    19.7  $    15.8

 Capital expenditures ...........................   $     7.3  $     6.6  $    13.9  $    12.1
